Exhibit 99

Dollar General Corporation Reports Strong Fourth Quarter and Fiscal Year 2025 Results

Provides Financial Guidance for Fiscal Year 2026

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Dollar General Corporation (NYSE: DG) today reported financial results for its fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 30, 2026 (“fiscal 2025”).

•	Fourth Quarter Net Sales Increased 5.9% to $10.9 Billion; Fiscal Year Net Sales Increased 5.2% to $42.7 Billion

•	Fourth Quarter Same-Store Sales Increased 4.3%; Fiscal Year Same-Store Sales Increased 3.0%

•	Fourth Quarter Operating Profit Increased 106.1% to $606.3 Million; Fiscal Year Operating Profit Increased 28.6% to $2.2 Billion

•	Fourth Quarter Diluted Earnings Per Share (“EPS”) Increased 121.8% to $1.93; Fiscal Year Diluted EPS Increased 34.1% to $6.85

•	Annual Cash Flow From Operations Increased 21.3% to $3.6 Billion

•	Board of Directors Declares Quarterly Cash Dividend of $0.59 per share

“We are pleased with our strong fourth quarter and fiscal year results, and I want to thank our employees for their unwavering commitment to Serving Others,” said Todd Vasos, Dollar General’s chief executive officer. “Our fourth quarter performance was highlighted by a 4.3% increase in same-store sales and continued advancement of our key initiatives, which contributed to strong operating margin expansion and EPS growth that well exceeded our expectations. Overall, this momentum reflects the progress we’ve made with our strategy and the continued relevance of our unique combination of value and convenience, particularly in the thousands of rural communities we serve.”

“Looking ahead to 2026, we are excited about our plans to drive continued growth through a variety of initiatives designed to further enhance the customer experience, elevate our brand, drive greater enterprise-wide efficiencies, and extend our reach, all while creating long-term shareholder value.”

Fourth Quarter Fiscal 2025 Highlights

Net sales increased 5.9% to $10.9 billion in the fourth quarter of fiscal 2025 compared to $10.3 billion in the fourth quarter of fiscal 2024. The net sales increase was driven by growth in same-store sales and positive sales contributions from new stores, partially offset by the impact of store closures. Same-store sales increased 4.3% compared to the fourth quarter of 2024, reflecting increases of 2.6% in customer traffic and 1.7% in average transaction amount. Same-store sales in the fourth quarter of fiscal 2025 included growth in each of the consumables, seasonal, home products, and apparel categories.

Gross profit as a percentage of net sales was 30.4% in the fourth quarter of fiscal 2025 compared to 29.4% in the fourth quarter of fiscal 2024, an increase of 105 basis points. This gross profit rate increase was driven primarily by lower shrink, higher inventory markups and lower inventory damages; partially offset by an increased LIFO provision.

Selling, General and Administrative Expenses (“SG&A”) as a percentage of net sales were 24.9% in the fourth quarter of fiscal 2025 compared to 26.5% in the fourth quarter of fiscal 2024, a decrease of 165 basis points. The primary expenses that were lower as a percentage of net sales in the fourth quarter of 2025 were impairment charges, primarily due to the store portfolio optimization review completed in fiscal 2024, and retail salaries; partially offset by higher incentive compensation.

Operating profit for the fourth quarter of fiscal 2025 increased 106.1% to $606.3 million compared to $294.2 million in the fourth quarter of fiscal 2024. In the fourth quarter of fiscal 2024, the Company’s operating profit was negatively impacted by charges of $232 million related to a store portfolio optimization review, primarily due to store closures and pOpshelf impairment charges.

Net interest expense for the fourth quarter of fiscal 2025 decreased 20.6% to $52.3 million compared to $65.9 million in the fourth quarter of fiscal 2024.

The effective income tax rate in the fourth quarter of fiscal 2025 was 21.8% compared to 16.2% in the fourth quarter of fiscal 2024. This higher effective income tax rate was primarily due to a higher state effective tax rate and a decreased benefit from jobs-based tax credits due to higher earnings before taxes diluting the rate impact of the credits.

The Company reported net income of $426.3 million for the fourth quarter of fiscal 2025, an increase of 122.9% compared to $191.2 million in the fourth quarter of fiscal 2024. Diluted EPS increased 121.8% to $1.93 for the fourth quarter of fiscal 2025 compared to diluted EPS of $0.87 in the fourth quarter of fiscal 2024. In the fourth quarter of fiscal 2024, EPS included a negative impact of approximately $0.81 per share related to the store portfolio optimization review.

Fiscal Year 2025 Highlights

Fiscal 2025 net sales increased 5.2% to $42.7 billion compared to $40.6 billion in fiscal 2024. The net sales increase was driven by growth in same-store sales and positive sales contributions from new stores, partially offset by the impact of store closures. Same-store sales increased 3.0% compared to fiscal 2024, reflecting increases of 1.6% in customer traffic and 1.4% in average transaction amount. Same-store sales in fiscal 2025 included growth in each of the consumables, seasonal, home products, and apparel categories.

Gross profit as a percentage of net sales was 30.7% in fiscal 2025 compared to 29.6% in fiscal 2024, an increase of 107 basis points. The increase in the gross profit rate was driven primarily by lower shrink, higher inventory markups and lower inventory damages, partially offset by an increased LIFO provision.

SG&A as a percentage of net sales were 25.5% in fiscal 2025 compared to 25.4% in fiscal 2024, an increase of 13 basis points. The primary expenses that were higher as a percentage of net sales in 2025 were incentive compensation and repairs and maintenance, partially offset by lower impairment charges primarily due to the store portfolio optimization review completed in fiscal 2024.

Operating profit for fiscal 2025 increased 28.6% to $2.2 billion compared to $1.7 billion in fiscal 2024. In fiscal 2024, the Company’s operating profit was negatively impacted by charges of $232 million related to a store portfolio optimization review, primarily due to store closures and pOpshelf impairment charges.

Net interest expense for fiscal 2025 decreased 15.9% to $231 million compared to $274 million in fiscal 2024.

The effective income tax rate in fiscal 2025 was 23.0% compared to 21.8% in fiscal 2024. This higher effective income tax rate was primarily due to a higher state effective tax rate, enactment of Pillar Two minimum tax, and a decreased benefit from jobs-based tax credits due to higher earnings before taxes diluting the rate impact of the credits.

The Company reported net income of $1.5 billion for fiscal 2025, an increase of 34.4% compared to $1.1 billion in fiscal 2024. Diluted EPS increased 34.1% to $6.85 for fiscal 2025 compared to diluted EPS of $5.11 in fiscal year 2024. In fiscal 2024, EPS included a negative impact of approximately $0.81 per share related to the store portfolio optimization review.

Merchandise Inventories

As of January 30, 2026, total merchandise inventories, at cost, were $6.3 billion compared to $6.7 billion as of January 31, 2025, a decrease of 7.0% on an average per-store basis.

Capital Expenditures

Total additions to property and equipment in fiscal 2025 were $1.2 billion, including approximately: $732.0 million for improvements, upgrades, remodels and relocations of existing stores; $215.3 million for distribution and transportation-related projects; $203.5 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $64.4 million for information systems upgrades and technology-related projects. During fiscal 2025, the Company opened 581 new stores in the United States and 8 new stores in Mexico, remodeled 2,000 stores through Project Renovate and 2,254 stores through Project Elevate, and relocated 47 stores.

Share Repurchases

In fiscal 2025, as planned, the Company did not repurchase any shares under its share repurchase program.

Dividend

On March 11, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before April 21, 2026 to shareholders of record on April 7, 2026. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2026 Financial Guidance and Store Growth Outlook

The Company expects the following for fiscal year ending January 29, 2027 (“fiscal 2026”):

•	Net sales growth in the range of approximately 3.7% to 4.2%

•	Same-store sales growth in the range of approximately 2.2% to 2.7%

•	Diluted EPS in the range of approximately $7.10 to $7.35

o	Diluted EPS guidance assumes an effective tax rate of approximately 25%

o	Diluted EPS guidance assumes a negative impact of approximately $0.13 due to the expiration of the Work Opportunity Tax Credit on December 31, 2025

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.4 billion to $1.5 billion

The Company is also reiterating its plans to execute approximately 4,730 real estate projects in fiscal 2026, including opening approximately 450 new stores in the United States and approximately 10 new stores in Mexico, remodeling approximately 2,000 stores through Project Renovate, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 20 stores.

The Company’s financial guidance assumes no share repurchases in fiscal 2026.

Long-Term Financial Framework

The Company’s long-term financial framework, introduced on March 13, 2025, targets the following metrics:

Key Metric	Annual Goal
Net Sales Growth	Approximately 3.5% - 4%
Same-Store Sales Growth	Approximately 2% - 3%
Operating Margin*(1)	Approximately 6% - 7%
Diluted Earnings Per Share Growth*	10%+
New Unit Growth	Approximately 2%
Capital Expenditures	Approximately 3% of Net Sales

* On an adjusted basis, when applicable
(1) Targeted to begin in 2028/2029

Conference Call Information

The Company will hold a conference call on March 12, 2026 at 8:00 a.m. CT/9:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Donny Lau, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13758196. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 9, 2026, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13758196.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotation of Mr. Vasos, and in the sections entitled “Dividend,” “Fiscal Year 2026 Financial Guidance and Store Growth Outlook,” and “Long-Term Financial Framework.”

A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “accelerate,” “aim,” “anticipate,” “assume,” “believe,” “beyond,” “can,” “committed,” “confident,” “continue,” “could,” “drive,” “estimate,” “expect,” “focus on,” “forecast,” “future,” “goal,” “guidance,” “intend,” “investments,” “likely,” “long-term,” “looking ahead,” “look to,” “may,” “model,” “moving toward,” “near-term,” “ongoing,” “opportunities,” “outcome,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospects,” “seek,” “should,” “subject to,” “target,” “uncertain,” “well-positioned,” “will,” “would,” or “years ahead,” and similar expressions that concern the Company’s outlook, long-term financial framework, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics; higher fuel, energy, healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including sustained higher import duties or tariffs on both products that we sell and those that we use in our business); the dynamic and uncertain tariff environment (including its impact on our profitability and on our customers’ response to price increases); and changes in laws and regulations and their effect on, as applicable, customer spending, confidence and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate and building costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company’s strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, mature stores and store remodels (including Project Elevate), international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, and DG Media Network;

•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;

•	failure to timely and cost-effectively execute the Company’s real estate projects and timely meet its financial expectations, or to anticipate or successfully address the challenges imposed by the Company’s expansion, including into new countries or domestic markets, states, or urban or suburban areas;

•	levels of inventory shrinkage and damages;

•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends, spending levels, or price sensitivity;

•	failure to maintain the security of the Company’s business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;

•	damage or interruption to the Company’s information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company’s existing technology or developing, implementing or integrating new technology (including artificial intelligence);

•	a significant disruption to the Company’s distribution network, the capacity of the Company’s distribution centers or the timely receipt of inventory; increased fuel or transportation costs; issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);

•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, increasing tariffs on imported goods, political uncertainty involving China, disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East, the dynamic and uncertain tariff environment, and port labor disputes/agreements);

•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);

•	product liability, product recall or product safety, labeling or other product-related claims;

•	incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	failure to attract, develop and retain qualified employees while controlling labor costs (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels), and other labor issues, including employee expectations and productivity and employee safety issues;

•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company’s senior leadership, or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;

•	risks associated with the Company’s private brands, including, but not limited to, the Company’s level of success in improving their gross profit rate at expected levels;

•	failure to protect the Company’s reputation;

•	seasonality of the Company’s business;

•	reliance on third parties in many aspects of the Company’s business;

•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company’s credit profile (including the Company’s current increased debt levels or any downgrade to the Company’s credit ratings), compliance with covenants and restrictions under the Company’s debt agreements, and the amount of the Company’s available excess capital;

•	impact of market and other factors on the volatility of the Company’s common stock price;

•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery and anti-corruption; climate change; and environmental compliance (including any required public disclosures related thereto), as well as tax laws and policies (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, the expiration of the Work Opportunity Tax Credit, or the Company’s failure to sustain its reporting positions negatively affecting the Company’s overall effective tax rate, and uncertainty surrounding potential changes to the regulatory environment under the current U.S. administration;

•	developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;

•	new accounting guidance or changes in the interpretation or application of existing guidance;

•	the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and

•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of January 30, 2026, the Company’s 20,893 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	January 30,	January 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,138,501	$932,576
Merchandise inventories	6,331,861	6,711,242
Income taxes receivable	17,158	127,132
Prepaid expenses and other current assets	410,283	392,975
Total current assets	7,897,803	8,163,925
Net property and equipment	6,398,589	6,209,481
Operating lease assets	11,072,500	11,163,763
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,200,050	1,199,700
Other assets, net	56,199	57,275
Total assets	$30,963,730	$31,132,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$14,401	$519,463
Current portion of operating lease liabilities	1,532,489	1,460,114
Accounts payable	4,051,592	3,833,133
Accrued expenses and other	1,263,296	1,045,856
Income taxes payable	99,357	10,136
Total current liabilities	6,961,135	6,868,702
Long-term obligations	4,565,881	5,719,025
Long-term operating lease liabilities	9,605,885	9,764,783
Deferred income taxes	1,038,863	1,103,701
Other liabilities	280,004	262,815
Total liabilities	22,451,768	23,719,026

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	192,694	192,447
Additional paid-in capital	3,909,593	3,812,590
Retained earnings	4,398,466	3,405,683
Accumulated other comprehensive income (loss)	11,209	2,987
Total shareholders' equity	8,511,962	7,413,707
Total liabilities and shareholders' equity	$30,963,730	$31,132,733

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	For the Quarter Ended
	January 30,	% of Net	January 31,	% of Net
	2026	Sales	2025	Sales
Net sales	$10,911,203	100.00%	$10,304,498	100.00%
Cost of goods sold	7,588,800	69.55	7,274,929	70.60
Gross profit	3,322,403	30.45	3,029,569	29.40
Selling, general and administrative expenses	2,716,127	24.89	2,735,363	26.55
Operating profit	606,276	5.56	294,206	2.86
Interest expense, net	52,301	0.48	65,908	0.64
Other (income) expense	8,509	0.08	-	0.00
Income before income taxes	545,466	5.00	228,298	2.22
Income tax expense	119,166	1.09	37,081	0.36
Net income	$426,300	3.91%	$191,217	1.86%

Earnings per share:
Basic	$1.94		$0.87
Diluted	$1.93		$0.87
Weighted average shares outstanding:
Basic	220,172		219,934
Diluted	221,311		219,996

	For the Year Ended
	January 30,	% of Net	January 31,	% of Net
	2026	Sales	2025	Sales
Net sales	$42,724,369	100.00%	$40,612,308	100.00%
Cost of goods sold	29,624,680	69.34	28,594,811	70.41
Gross profit	13,099,689	30.66	12,017,497	29.59
Selling, general and administrative expenses	10,896,021	25.50	10,303,423	25.37
Operating profit	2,203,668	5.16	1,714,074	4.22
Interest expense, net	230,567	0.54	274,320	0.68
Other (income) expense	8,509	0.02	-	0.00
Income before income taxes	1,964,592	4.60	1,439,754	3.55
Income tax expense	452,281	1.06	314,501	0.77
Net income	$1,512,311	3.54%	$1,125,253	2.77%

Earnings per share:
Basic	$6.87		$5.12
Diluted	$6.85		$5.11
Weighted average shares outstanding:
Basic	220,090		219,877
Diluted	220,814		220,027

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Year Ended
	January 30,	January 31,
	2026	2025
Cash flows from operating activities:
Net income	$1,512,311	$1,125,253
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,046,318	971,703
Deferred income taxes	(64,718)	(30,345)
Loss on debt retirement	8,509	-
Noncash share-based compensation	91,453	58,738
Other noncash (gains) and losses	256,265	296,184
Change in operating assets and liabilities:
Merchandise inventories	178,481	230,208
Prepaid expenses and other current assets	(13,238)	(23,864)
Accounts payable	185,343	302,915
Accrued expenses and other liabilities	249,971	91,813
Income taxes	199,195	(15,443)
Other	(15,390)	(11,098)
Net cash provided by (used in) operating activities	3,634,500	2,996,064

Cash flows from investing activities:
Purchases of property and equipment	(1,241,162)	(1,309,888)
Proceeds from sales of property and equipment	3,966	3,561
Net cash provided by (used in) investing activities	(1,237,196)	(1,306,327)

Cash flows from financing activities:
Repayments of long-term obligations	(1,677,161)	(770,230)
Costs associated with issuance of debt	(487)	(2,319)
Payments of cash dividends	(519,510)	(518,983)
Other equity and related transactions	5,779	(2,912)
Net cash provided by (used in) financing activities	(2,191,379)	(1,294,444)

Net increase (decrease) in cash and cash equivalents	205,925	395,293
Cash and cash equivalents, beginning of period	932,576	537,283
Cash and cash equivalents, end of period	$1,138,501	$932,576

Supplemental cash flow information:
Cash paid for:
Interest	$290,420	$336,625
Income taxes	$320,586	$354,727
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,452,006	$1,592,510
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$124,097	$90,981

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	January 30,	January 31,
	2026	2025	% Change
Consumables	$8,771,997	$8,317,184	5.5%
Seasonal	1,206,128	1,114,808	8.2%
Home products	643,784	593,010	8.6%
Apparel	289,294	279,496	3.5%
Net sales	$10,911,203	$10,304,498	5.9%

	For the Year Ended
	January 30,	January 31,
	2026	2025	% Change
Consumables	$35,053,180	$33,370,910	5.0%
Seasonal	4,327,364	4,073,317	6.2%
Home products	2,213,521	2,074,379	6.7%
Apparel	1,130,304	1,093,702	3.3%
Net sales	$42,724,369	$40,612,308	5.2%

Store Activity

	For the Year Ended
	January 30,	January 31,
	2026	2025
Beginning store count	20,594	19,986
New store openings	589	725
Store closings	(290)	(117)
Net new stores	299	608
Ending store count	20,893	20,594
Total selling square footage (000's)	158,898	156,882
Growth rate (square footage)	1.3%	3.8%

Contacts

Investor Contact:

investorrelations@dollargeneral.com

Media Contact:

dgpr@dollargeneral.com

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